Exhibit 5.1
PILLSBURY WINTHROP SHAW PITTMAN LLP
2400 Hanover Street
Palo Alto, California 94304

February 18, 2026
Quantum Corporation
10770 E. Briarwood Avenue
Centennial, CO 80112
Ladies and Gentlemen:
We are acting as counsel for Quantum Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) relating to the registration of up to 18,207,453 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable upon conversion on or after the date hereof and on or prior to December 18, 2028 of the Company’s 10.00% PIK Senior Secured Convertible Notes due 2028 (the “Notes”) in the aggregate principal amount of $54,718,114 (such shares, the “Conversion Shares”).
The Notes outstanding as of the date hereof have been issued under the Indenture, dated as of December 18, 2025 (the “Indenture”), among the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent.
We have reviewed the Registration Statement, the Indenture and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons, and that the Indenture have been duly authorized, executed and delivered by the Trustee.
On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes outstanding as of the date hereof in accordance with the Indenture and the Notes, will be validly issued, fully paid and nonassessable.
In connection with our opinions set forth above, we have assumed that (i) at or prior to the time of the delivery of any of the Conversion Shares the Board of Directors of the Company shall not have rescinded or otherwise modified the authorization of such Conversion Shares and (ii)  at or prior to the time of the delivery of any of the Conversion Shares (x) the Company shall remain validly existing as a corporation in good standing under the General Corporation Law of the

State of Delaware, (y) the Company will have a sufficient number of authorized but unissued shares thereof under the Certificate of Incorporation of the Company at the time of such issuance, and (z) there shall not have occurred any change in law affecting the validity or enforceability of the Indenture or the Notes.
The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP